Exhibit 99.1

WorldGate Updates SEC filings and Releases Third Quarter 2005 Results

Third Quarter Commercial Revenues Increase 64% Versus Prior Quarter

Trevose, Pa., January 23, 2006 – WorldGate Communications, Inc. (NASDAQ: WGATE) today filed with the Securities and Exchange Commission amendments to and restatements of its financial statements for the years ended December 31, 2003 and 2004 as included in the Company’s 2004 Annual Report on Form 10-K/A filed on August 30, 2005, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 through June 30, 2005. The preparation and filing of these statements took longer than expected due to the extensive period covered and the number of filings involved as well as the comprehensive review of both past and present financial transactions undertaken as part of this process.

The financial statements were amended to properly account for warrants and additional investment rights issued in private placements of the Company’s common stock during the fourth quarter of 2003 and the first and fourth quarters of 2004.  The warrants and additional investment rights associated with these transactions were originally treated as non-cash expenses and, in accordance with the advice that we received on November 4, 2005 from Grant Thornton LLP, the Company’s independent registered public accounting firm, the accounting for these securities were restated by reducing the previously reported loss by $700,370 in the fourth quarter of 2003, $630,130 in the first quarter of 2004, and $94,125 in the fourth quarter of 2004 and correspondingly reducing paid in capital for these periods. The balance sheets were impacted by decreasing the accumulated deficit and correspondingly decreasing the paid in capital while total stockholders’ equity remained unchanged. After accounting for these adjustments, there was no change to total net stockholders equity, and there was no cash impact associated with the amendments and restatements.

Concurrent with filing the restatement of the previous financial statements, WorldGate also filed its 10-Q for the period ended September 30, 2005 and announced third quarter results.  The third quarter of 2005 was marked by the achievement of several milestones important for the commercial viability of our product. Key recent operating highlights during and subsequent to the third quarter include:

•                  Ojo net revenues increased to $2.3 million for the third quarter, a 64% increase versus the second quarter ended June 30, 2005.

•                  Product distribution was expanded by Motorola to over 300 retail outlets.

•                  A consumer price reduction program was implemented for the 2005 holiday season lowering the MSRP by $200 to $599 and a consumer rebate offering was implemented resulting in a further reduction in the net price to consumers to approximately $474 per unit.

•                  TV advertising for Ojo commenced for the holiday season in several markets.

•                  The Company completed a private placement of $17.5 million of its common stock and warrants that will allow expansion of its research and development effort to broaden the Ojo line of video phone products.

•                  The Company engaged the firm of Marcum & Kliegman, LLP as the new independent registered public accountants to audit the registrant’s financial statements as of and for the year ended December 31, 2005.

Financial Summary:

Total gross revenues for the three months ended September 30, 2005 were $3.3 million. These revenues represent deliveries of commercial video phones to Motorola to fill the distribution pipeline in anticipation of the holiday season.  Net revenues for this period were $2.3 million as the Company continued to provide a launch discount of $0.8 million on a predetermined number of initial units. The Company expects to eliminate this discount in the near future as manufacturing cost reductions are implemented.  In addition, third quarter net revenue reflects a $0.2 million reduction reflecting the estimated liability resulting from a limited time sales incentive purchase price refund program to its distributor that the Company initiated in September 2005. Revenues from continuing operations during the third quarter ending September 30, 2004 were $106,000.

For the third quarter ending September 30, 2005 WorldGate reported a loss available to common shareholders of $1.5 million. The loss available to common shareholders for the quarter includes a non-cash gain of $1.8 million as a result of a change in fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June, 2004.  This gain reflects the change in the price of our common stock from $3.24 as of June 30 2005 to $2.52 at September 30, 2005. It is important to note that over the life of the instruments, the cumulative non-cash mark-to-market adjustments of gains and losses will offset and net to $0.  FAS 133 “Accounting for Derivative Instruments and Hedging Activities” requires that the fair value of the warrants and preferred stock conversion options we have issued as part of our June 2004 private placement be recorded into our financial statements as liabilities.

The net loss from continuing operations for the third quarter ending September 30, 2005, excluding the above non cash gains related to the June 2004 private placement, was $3.2 million, which is comparable to the loss of $2.8 million for the second quarter ending June

30, 2005 and the $3.1 million operating loss in the third quarter ending September 30, 2004.

Per share loss available to common shareholders on a fully diluted basis for the quarter ending September 30, 2005 was $0.04 compared to a per share loss of $0.07 for the quarter ending September 30, 2004. The decrease in per share loss is the result of a 32% increase in the weighted average shares outstanding as a result of issuance of common shares in conjunction with fundraising efforts and a 22% decrease in the loss available to common shareholders.

In August 2005, the Company completed a private placement of $17.5 million of its common stock and warrants with several institutional investors. The Company issued 4,666,664 shares of its common stock at $3.75 per share to the participating investors. The Company also issued five-year warrants to purchase a total of 1,633,333 shares of its common stock, with an exercise price of $5.00 per share. The investors also received an additional investment right, for a limited period of time, to purchase 1,554,000 additional shares of common stock at $4.12 a share.

Cash and cash equivalents were $21.9 million as of September 30, 2005, compared to $7.5 million at June 30, 2005 and $8.3 million at September 30, 2004.

Management Comments:

“We are grateful to have the delays of the past few months behind us and to once again be able to focus on establishing Ojo as the leader in video telephony” noted Hal Krisbergh, WorldGate Chairman and CEO. “We appreciate the patience and support of our shareholders as we worked to update our SEC filings and complete the review of our third quarter results.”

Krisbergh continued, “The funding we secured in August provides financial flexibility and capacity to continue the Ojo R&D effort.  Our plan is to stay ahead of the competition by making additional product technology advancements, broadening our product line, and supporting the continued rollout of the product in the marketplace. A pricing plan was also implemented for the holidays to reduce the consumer price for Ojo and an exciting TV advertising campaign was launched in several key markets.”

Conference Call:

The Company has scheduled a conference call for Wednesday January 25 at 8:30 AM Eastern Time to discuss the status of its Ojo Video phone and third quarter 2005 financial results.  The conference call telephone number is 877-329-9147.  The conference ID is #4577183.  A replay of the conference call will be available for one week after the call at 800-642-1687 using the same ID number.

Financial Tables:

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)
(Unaudited)

	Three Months Ended September 30,
	2005	2004
		(As restated)
Total Revenues	$3,333	$106
Less: Product Launch Discount and refunds	(1,043)	0
Net Revenues	2,290	106
Cost of Revenues	2,450	50
Gross Margins	(160)	56

Engineering and Operations	1,468	1,038
Sales and Marketing	392	324
General and Administrative	1,248	1,762
Depreciation and Amortization	176	107
Total Operating Expenses from continuing operations	3,284	3,231

Loss from continuing operations	(3,444)	(3,175)
Change in fair value of warrants and conversion option	1,759	1,623
Other Income, net	288	35
Net Loss from continuing operations	(1,397)	(1,517)
Income from discontinued operations	0	7
Net Loss	(1,397)	(1,510)
Accretion on preferred stock and dividends	(85)	(400)
Net Loss available to common shareholders	$(1,482)	$(1,910)

Loss from continuing operations per common share
Basic	$(0.04)	$(0.05)
Fully Diluted	$(0.04)	$(0.05)
Income from discontinued operations per common share
Basic	$0.00	$0.00
Fully Diluted	$0.00	$0.00
Net Loss per common share
Basic	$(0.04)	$(0.05)
Fully Diluted	$(0.04)	$(0.05)
Net Loss available to common shareholders per common share
Basic	$(0.04)	$(0.07)
Fully Diluted	$(0.04)	$(0.07)
Weighted average common shares outstanding
Basic	37,246,811	28,235,349
Fully Diluted	37,246,811	28,235,349

	Nine Months Ended September 30,
	2005	2004
		(As restated)
Total Revenues	$5,300	$106
Less: Product Launch Discount and refunds	(1,434)	0
Net Revenues	3,866	106
Cost of Revenues	3,840	50
Gross Margins	26	56

Engineering and Operations	4,146	2,637
Sales and Marketing	1,410	924
General and Administrative	2,982	3,805
Depreciation and Amortization	518	310
Total Operating Expenses from continuing operations	9,056	7,676

Loss from continuing operations	(9,030)	(7,620)
Change in fair value of warrants and conversion option	9,401	1,971
Other Income, net	460	51
Net Income (Loss) from continuing operations	831	(5,598)
Income from discontinued operations	0	36
Net Income (Loss)	831	(5,562)
Accretion on preferred stock and dividends	(719)	(431)
Net Income (Loss) available to common shareholders	$112	$(5,993)

Income (Loss) from continuing operations per common share
Basic	$0.02	$(0.20)
Fully Diluted	$0.02	$(0.20)
Income from discontinued operations per common share
Basic	$0.00	$0.00
Fully Diluted	$0.00	$0.00
Net Income (Loss) per common share
Basic	$0.02	$(0.20)
Fully Diluted	$0.02	$(0.20)
Net Income (Loss) available to common shareholders per common share
Basic	$0.00	$(0.22)
Fully Diluted	$0.00	$(0.22)
Weighted average common shares outstanding
Basic	34,145,802	27,662,870
Fully Diluted	38,644,166	27,662,870

WorldGate Communications – Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	September 30, 2005	December 31, 2004
		(As restated)
Cash and Cash Equivalents	$21,891	$11,840
Trade Receivables	1,186	0
Other Receivables	41	28
Inventory	255	46
Total Assets	25,299	13,822
Total Liabilities	5,155	16,399
Redeemable Preferred Stock	702	2,995
Total Stockholders’ Equity/(Deficiency)	19,442	(5,572)

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standard protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression to deliver quality, real time video images that are synchronized with the accompanying sounds. Ojo video phones are designed to operate on the high speed data infrastructures of cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate and Ojo are trademarks of WorldGate Service, Inc. MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the

Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312